                                                                 EXHIBIT 10.12

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                            ASSET PURCHASE AGREEMENT

                                     AMONG

                            RENTX INDUSTRIES, INC.,

                    HAYS RENTAL & SALES OF EL DORADO, INC.,

                   HAYS RENTAL & SALES OF HOT SPRINGS, INC.,

                     HAYS RENTAL & SALES OF MAGNOLIA, INC.,

                      HAYS RENTAL & SALES OF CAMDEN, INC.,

                   HAYS RENTAL & SALES OF ARKADELPHIA, INC.,

                               HAYS LEASING, INC.

                                    AND THE

                                  SHAREHOLDER

                                   OF CERTAIN

                                       OF

                                  SUCH SELLERS



                             AS OF JANUARY 31, 1997


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
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.     Purchase and Sale.   . . . . . . . . . . . . . . . . . . . . . . . . .  1
       2.1.   Basic Transaction   . . . . . . . . . . . . . . . . . . . . . .  1
       2.2.   Assumption of Certain Liabilities   . . . . . . . . . . . . . .  1
       2.3.   Purchase Price; Payment   . . . . . . . . . . . . . . . . . . .  1
       2.4.   Sales Taxes, Etc.   . . . . . . . . . . . . . . . . . . . . . .  2
       2.5.   Closing; Closing Date   . . . . . . . . . . . . . . . . . . . .  3
       2.6.   Deliveries at the Closing   . . . . . . . . . . . . . . . . . .  3

3.     Representations and Warranties.  . . . . . . . . . . . . . . . . . . .  3
       3.1.   Representations and Warranties of the Sellers and the
              Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . .  3
       3.2.   Representations and Warranties of the Buyer   . . . . . . . . . 11
       3.3.   Survival of Representations   . . . . . . . . . . . . . . . . . 11
       3.4.   Representations as to Knowledge   . . . . . . . . . . . . . . . 11

4.     Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.1.   General   . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.2.   Operation and Preservation of Business  . . . . . . . . . . . . 12
       4.3.   Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.4.   Notice of Developments  . . . . . . . . . . . . . . . . . . . . 12
       4.5.   Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.6.   Conveyance of Shareholder Property  . . . . . . . . . . . . . . 13
       4.7.   Announcements   . . . . . . . . . . . . . . . . . . . . . . . . 13
       4.8.   Bulk Sales Laws   . . . . . . . . . . . . . . . . . . . . . . . 13

5.     Post-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . 13
       5.1.   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . 13
       5.2.   Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.3.   Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.4.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . 13
       5.5.   Post-Closing Announcements  . . . . . . . . . . . . . . . . . . 13
       5.6.   Financial Statements  . . . . . . . . . . . . . . . . . . . . . 14
       5.7.   Satisfaction of Liabilities   . . . . . . . . . . . . . . . . . 14
       5.8.   Certain Environmental Matters   . . . . . . . . . . . . . . . . 14
       5.9.   Repurchase of Unpaid Receivables  . . . . . . . . . . . . . . . 14

6.     Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . 15
       6.1.   Conditions to Obligation of the Buyer   . . . . . . . . . . . . 15
       6.2.   Conditions to Obligation of the Sellers and the Shareholder   . 16

7.     Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . 17
       7.1.   Indemnification Provisions for Benefit of the Buyer   . . . . . 17
       7.2.   Indemnification Provisions for Benefit of the Sellers and the
              Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . . 18





                                      (i)

       7.3.   Matters Involving Third Parties   . . . . . . . . . . . . . . . 18
       7.4.   Right of Offset.  . . . . . . . . . . . . . . . . . . . . . . . 19
       7.5.   Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . 19

8.     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       8.1.   Termination of Agreement  . . . . . . . . . . . . . . . . . . . 19
       8.2.   Effect of Termination   . . . . . . . . . . . . . . . . . . . . 20
       8.3.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . 20

9.     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       9.1.   No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . 20
       9.2.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 20
       9.3.   Succession and Assignment   . . . . . . . . . . . . . . . . . . 20
       9.4.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 20
       9.5.   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       9.6.   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       9.7.   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 21
       9.8.   Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . 21
       9.9.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 21
       9.10.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       9.11.  Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . 22
       9.12.  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . 22
       9.13.  Incorporation of Exhibits   . . . . . . . . . . . . . . . . . . 22
       9.14.  Sellers' and Shareholder's Agent.   . . . . . . . . . . . . . . 23

       Exhibits:

              Exhibit 1.1(a)                             Exhibit 3.1(g)(i)(A)
              Exhibit 1.1(b)                             Exhibit 3.1(g)(i)(B)
              Exhibit 1.1(c)(i)                          Exhibit 3.1(g)(i)(C)
              Exhibit 1.1(c)(ii)                         Exhibit 3.1(g)(ii)
              Exhibit 1.1(d)                             Exhibit 3.1(h)(i)
              Exhibit 1.1(e)                             Exhibit 3.1(h)(ii)
              Exhibit 1.1(f)                             Exhibit 3.1(i)
              Exhibit 1.1(g)                             Exhibit 3.1(k)
              Exhibit 1.1(h)                             Exhibit 3.1(l)
              Exhibit 1.1(i)                             Exhibit 3.1(m)
              Exhibit 1.1(j)                             Exhibit 3.1(n)
              Exhibit 1.1(k)                             Exhibit 3.1(p)(i)
              Exhibit 3.1(c)                             Exhibit 3.1(p)(ii)
              Exhibit 3.1(d)(i)                          Exhibit 3.1(s)(ii)
              Exhibit 3.1(d)(ii)                         Exhibit 3.1(s)(iii)
              Exhibit 3.1(d)(iii)                        Exhibit 5.8
              Exhibit 3.1(e)                             Exhibit 6.1(j)
              Exhibit 3.1(f)                             Exhibit 6.2(e)





                                      (ii)

              This Asset Purchase Agreement is entered into as of January 31, 1997 among RentX Industries, Inc., a Delaware corporation (the "Buyer"), Hays Rental & Sales of El Dorado, Inc., an Arkansas corporation ("El Dorado"), Hays Rental & Sales of Hot Springs, Inc., an Arkansas corporation ("Hot Springs"), Hays Rental & Sales of Magnolia, Inc., an Arkansas corporation ("Magnolia"), Hays Rental & Sales of Camden, Inc., an Arkansas corporation ("Camden"), Hays Rental & Sales of Arkadelphia, Inc., an Arkansas corporation ("Arkadelphia"), Hays Leasing, Inc., an Arkansas corporation ("Leasing") (El Dorado, Hot Springs, Magnolia, Camden, Arkadelphia and Leasing are also referred to individually as a "Seller" and collectively as the "Sellers"), and John H. Hays (the "Shareholder").

                                    Recitals

              The Shareholder owns all of the issued and outstanding capital stock of El Dorado, Arkadelphia and Leasing. El Dorado owns all of the issued and outstanding capital stock of Hot Springs, Magnolia and Camden. The Sellers desire to sell, and the Buyer desires to purchase, substantially all of each Seller's assets as provided in this Agreement.

                                   Agreement

              NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Definitions. The terms defined in Exhibit 1.1(a) shall have the meanings designated therein.

2.     Purchase and Sale.

       2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from each Seller, and each Seller agrees to sell to the Buyer, all the Acquired Assets free and clear of any Encumbrance or Tax, for the consideration specified in Section 2.3. The Buyer will have no obligation under this Agreement to purchase less than all of the Acquired Assets of all the Sellers.

       2.2. Assumption of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to assume and become responsible at the Closing, but effective as of the Closing Date, for all of the Assumed Liabilities. The Buyer will not assume or have any responsibility with respect to any other Liability not expressly included within the definition of Assumed Liabilities.

       2.3.   Purchase Price; Payment.

              (a) The cash purchase price for the Acquired Assets of (i) El Dorado is $480,000, (ii) Hot Springs is $295,000, (iii) Magnolia is $135,000,
(iv) Camden is $100,000, (v) Arkadelphia is $110,000 and (vi) Leasing is $3,420,609. At the Closing, the Buyer will, by wire transfer or other delivery of immediately available funds, (i) (A) pay to the Sellers (subject to Section 2.3(b)) $4,090,609, less the estimated Pre-Closing Personal Property Tax Amount (which estimated amount shall be agreed upon by the Buyer and the Seller's Agent at least three business days prior to the Closing), and (B) deposit $450,000 into the Escrow Account and (ii) assume the Assumed Liabilities (and the amounts paid and deposited to and in respect of the Sellers and the Assumed Liabilities will constitute the full purchase price for the Acquired Assets). The amount deposited in the Escrow

Account will belong to the Sellers, subject to the Sellers' indemnification obligations set forth in this Agreement, and will be held, invested, administered and disbursed according to Section 7.1(b) hereof and the Escrow Agreement.

              (b) At the Closing, the Buyer will deposit into a demand deposit account in the name of the Buyer and the Sellers' Agent, from the amount otherwise payable to the Sellers pursuant to Section 2.3(a)(i)(A), an amount equal to the Reserve Amount, and such funds shall initially constitute the Liabilities Reserve. The funds on deposit in the Liabilities Reserve will belong to the Sellers, subject to the provisions of this Section 2.3(b). Following the Closing, the Liabilities Reserve will be applied to the payment of Reserved Seller Liabilities, by disbursements from that account by the Buyer or the Sellers' Agent, as the Reserved Seller Liabilities become due and payable. To the extent that the Buyer receives a bill or invoice representing, or is otherwise aware of, any Reserved Seller Liabilities, the Buyer may cause funds to be disbursed from the Reserve Amount to satisfy such Reserved Seller Liabilities. Reserved Seller Liabilities representing accrued vacation and other accrued employee benefits with respect to those persons who are employees of any Seller as of the Closing Date and who become employees of the Buyer effective as of the Closing will be satisfied by payment of the amount thereof to the Buyer as the Buyer provides such benefits or makes cash payments in lieu thereof to employees. The Sellers' Agent will take all actions necessary to cause the Liabilities Reserve to be applied to satisfy Reserved Seller Liabilities and, if the Liabilities Reserve has been exhausted, the Sellers and the Shareholder will provide additional funds as required to satisfy Reserved Seller Liabilities. Nothing in this Agreement will be deemed to limit the joint and several obligations of the Sellers and the Shareholder to pay the Reserved Seller Liabilities in full. After all Reserved Seller Liabilities have been satisfied, any excess Liabilities Reserve on deposit in the account created pursuant to this Section 2.3(b) will be paid to the Sellers. Any disputes concerning the Liabilities Reserve will be settled by arbitration as provided in this Agreement.

              (c) As soon as practicable after the Closing, but effective as of the Closing, the Buyer and the Sellers' Agent will prepare and initial a "Price Allocation Schedule" with respect to each Seller, allocating for Tax reporting purposes the total consideration for the Acquired Assets acquired from such Seller among the various categories of Acquired Assets acquired from such Seller in the following order and amounts: (i) to cash and cash equivalents, the $400 amount on the Closing Balance Sheet applicable to such Seller (except there will be no such amount allocated to Leasing); (ii) to Closing Accounts Receivable, the amount on the Closing Balance Sheet applicable to such Seller; (iii) to Closing Inventory, the amount on the Closing Balance Sheet applicable to such Seller; (iv) to equipment and leasehold improvements, the greater of the appraised fair market value (if the Buyer in its sole discretion obtains an appraisal before or after the Closing) or the current book value thereof as reflected on the Closing Balance Sheet applicable to such Seller; (v) to prepaid expenses, the unamortized balance on the Closing Balance Sheet applicable to such Seller; (vi) to any other assets, other than goodwill, the amount on the Closing Balance Sheet applicable to such Seller; and (vii) the entire remaining balance of the consideration shall be allocated to the goodwill of such Seller's business or, at the Buyer's sole discretion, to the other intangible assets which are included in the Acquired Assets acquired from such Seller. The parties acknowledge that such allocations for Tax reporting purposes were determined pursuant to arm's length bargaining regarding the fair market values of the Acquired Assets in accordance with the provisions of Code
Section 1060. The parties agree to be bound by the allocations set forth in the Price Allocation Schedules for all federal, state and local Tax reporting purposes, including for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such assets. The parties further agree to prepare and file all Tax Returns (including Form 8594 under the Code) in a manner consistent with such allocations.

       2.4. Sales Taxes, Etc. The Sellers will pay all sales, use, transfer and other Taxes, fees and charges payable in respect of the sale and transfer of the Acquired Assets to the Buyer pursuant to this Agreement, including, without limitation, all vehicle sales and transfer Taxes. The Buyer will have obtained an Arkansas Sales and Use Tax Permit from the State of Arkansas prior to the Closing.

       2.5. Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place promptly upon satisfaction of all conditions to the Closing on a date agreed upon by the parties, commencing at 8:00 a.m. local time in Denver, Colorado, at the offices of Sherman & Howard L.L.C., and all transactions contemplated by this Agreement will be effective at 11:59 p.m. local time in Arkansas on the day immediately preceding the Closing (such effective time being the "Closing Date").

       2.6. Deliveries at the Closing. At the Closing, (a) the Sellers and the Shareholder will deliver, or cause to be delivered, to the Buyer the certificates, instruments and documents referred to in Section 6.1, (b) the Buyer will deliver to the Sellers and the Shareholder the certificates, instruments and documents referred to in Section 6.2, (c) the Sellers will deliver to the Buyer instruments transferring to the Buyer title to the Acquired Assets free and clear of any Encumbrances or Taxes and (d) the Buyer will pay and deposit the purchase price in accordance with Section 2.3.

3.     Representations and Warranties.

       3.1. Representations and Warranties of the Sellers and the Shareholder. The Sellers and the Shareholder jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were then substituted for the date of this Agreement throughout this
Section 3.1).

              (a) Organization, Good Standing, Authority, Etc. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and is duly qualified and authorized to do business as a foreign corporation and is in good standing in Arkansas which is the only jurisdiction in which the nature of the business conducted by it or the properties owned, leased or operated by it make such qualification necessary. Each Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. This Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors and shareholder of each Seller, and this Agreement has been duly executed and delivered by each Seller. Each Seller has full corporate power and authority to execute, deliver and perform this Agreement and the Other Seller Agreements to which such Seller is a party, the Shareholder and each relative or affiliate of such Seller or the Shareholder who is party to any Other Seller Agreement has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Seller Agreements to which such Shareholder, relative or affiliate is a party, and this Agreement constitutes, and the Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and shall be enforceable in accordance with their respective terms against, each Seller, the Shareholder and each such relative or affiliate who is a party thereto.

              (b) Ownership. The Shareholder owns, beneficially and of record, free and clear of any Encumbrance or Tax, 3,520, 300 and 300 shares of the common stock, $1.00 par value, of El Dorado, Arkadelphia and Leasing, respectively, which constitutes all outstanding shares of the capital stock of such Sellers. El Dorado owns, beneficially and of record, free and clear of any Encumbrance or Tax, 300, 210 and 510 shares of the common stock, $1.00 par value, of Hot Springs, Magnolia and Camden, respectively, which constitutes all outstanding shares of capital stock of such Sellers. No other Person has any right to acquire any equity interest in any Seller.

              (c) No Violation. The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which any Seller, the Shareholder, or any relative or affiliate of any Seller or the Shareholder who is a party to any Other Seller Agreement or Patricia A. Pipkin is subject or any provision of the articles of incorporation or bylaws of any Seller or any such affiliate, or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of any Seller, the Shareholder, any such relative or affiliate or Ms. Pipkin pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which any Seller, the Shareholder, any such relative or affiliate or Ms. Pipkin is a party or by which any Seller, the Shareholder, any such relative or affiliate or Ms. Pipkin or any of their respective assets and properties is bound or subject. Except for notices that will be given and consents that will be obtained by the Sellers and the Shareholder prior to the Closing (which are set forth in Exhibit 3.1(c)), neither any Seller, the Shareholder, any such relative or affiliate nor Ms. Pipkin need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

              (d) Financial Statements. The financial statements identified on the first page of Exhibit 3.1(d)(ii) have been prepared in accordance with good accounting practices and on a basis consistent with those of prior years, are in accordance with the books and records of the applicable Seller or Sellers (which books and records are complete and correct), are accurate and fairly present the financial position and results of operations of the applicable Seller or Sellers as of the dates and for each of the periods indicated, do not list book values for the assets that are in excess of their fair market values, and, except as set forth on Exhibit 3.1(d)(i), make adequate provision for all Liabilities to which each Seller is subject. Copies of the financial statements described in the first sentence of this Section are attached as part of Exhibit 3.1(d)(ii). The expenses itemized on Exhibit 3.1(d)(iii) and reflected in the Sellers' financial performance for the 12-month period ended October 31, 1996 (and information sufficient to determine such financial performance has been provided by the Sellers to the Buyer prior to the date of this Agreement) will not be realized on an on-going basis.

              (e) Absence of Certain Leases, Changes or Events. No Seller is, except as set forth on Exhibit 3.1(e), a party to or otherwise bound by any contract or agreement that has a term of three or more months pursuant to which such Seller is obligated to furnish any equipment, products or services, and no such contract or agreement has been prepaid with respect to any period after the Closing Date. Since May 1, 1996, no Seller has, except as set forth on Exhibit 3.1(e), (i) incurred any debt, indebtedness or other Liability, except current Liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of any receivable beyond stated, normal terms; (iii) sold or otherwise transferred any of its equipment or other assets or properties; (iv) cancelled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $5,000 in the aggregate for such Seller, and the aggregate amount thereof for all Sellers does not involve more than $10,000;
(v) changed in any significant manner the way in which it conducts its business; (vi) made or granted any individual wage or salary increase in excess of 10% or $1.00 per hour, any general wage or salary increase, or any additional benefits of any kind or nature; (vii) except as otherwise expressly permitted by this Section 3.1(e), (A) entered into any contracts or agreements, or made any commitments, involving more than $5,000 individually or in the aggregate for such Seller, and the aggregate amount thereof for all Sellers does not involve more than $5,000, or (B) accelerated, terminated, delayed, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 individually or in the aggregate for such Seller, and the aggregate amount thereof for all Sellers does not involve more than $5,000; (viii) suffered any adverse fact or change, including, without limitation, to or in its business, assets, financial condition, prospects or customer or supplier relationships;
(ix) made any payment or transfer to or for the benefit of any shareholder, officer or director or any relative or affiliate thereof or permitted any Person, including, without limitation, any shareholder, officer, director or employee or any relative or affiliate thereof, to withdraw assets from the Seller (other than cash of the Seller distributed to its shareholder as set forth on Exhibit 3.1(e) and other than the payment to the Shareholder of the proportionate monthly amount of his normal annualized salaries due and payable during such period); (x) failed to make purchases of new or used equipment necessary to maintain its rental/lease inventory at the level which is reasonably necessary to maintain the revenue base experienced by the Seller during the 12 months preceding such date; (xi) increased or decreased its lease rate with respect to any equipment by 10% or more from the applicable lease rate in effect on May 1, 1996 or rented or leased any equipment or sold or otherwise transferred any inventory, equipment or services at below-normal rental or lease rates or margins; (xii) suffered any other significant occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (xiii) agreed to incur, take, enter into, make or permit any of the matters described in clauses (i) through (xii).

              (f) Tax Matters. Neither any Seller nor any of its shareholders has ever filed (i) an election pursuant to Section 1362 of the Code that the Seller be taxed as an "S" corporation, except as set forth on
Exhibit 3.1(f), or (ii) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. The Sellers and the Shareholder will pay all Taxes attributable to each Seller's business and activities, including all Taxes attributable to the transactions contemplated by this Agreement, on or before the due date. There are no Encumbrances on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Exhibit 3.1(f) lists all federal, state and local income Tax Returns filed with respect to each Seller for taxable periods ended on or after January 1, 1990, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal, state and local income Tax Returns and examination reports of, and statements of deficiencies assessed against or agreed to by, any Seller since January 1, 1990.

              (g)    Assets and Properties.

                     (i) As of the date of this Agreement, each Seller owns all of the Acquired Assets (other than certain items of Shareholder Property), free and clear of all Encumbrances (except for those Encumbrances which the Sellers shall cause to be terminated as of the Closing). As of the Closing, all of the Acquired Assets of each Seller (including all of the Shareholder Property) will be owned by such Seller, free and clear of all Encumbrances, and such Seller will have good and marketable title to (or, in the case of Acquired Assets that are leased, valid leasehold interests in) all the Acquired Assets of each Seller. The Acquired Assets of each Seller consist of (A) the tangible and intangible assets of such Seller (exclusive of the Excluded Assets) in existence as of May 1, 1996 (except as set forth on Exhibit 3.1(e) with respect to cash of such Seller which was distributed to its shareholder and except for such changes in inventory and in accounts receivable in the ordinary course of business as are not in violation of Section 3.1(e)) and (B) all tangible and intangible assets, including, without limitation, all improvements, fixtures and fittings, owned by the Shareholder or any relative or affiliate thereof or of any Seller which have been used in its business at any time on or after October 31, 1995 (the "Shareholder Property"), including, without limitation, the tangible and intangible assets set forth on Exhibit 3.1(g)(i)(A) owned by the Shareholder or relative or affiliate thereof. Except as set forth in
Exhibit 3.1(g)(i)(B), the Premises constitute all of the real property, buildings and improvements used by the Sellers in their respective businesses. The Acquired Assets of each Seller are all of the tangible and intangible assets (other than the Excluded Assets) used by such Seller in, or necessary for the conduct of, its business. The Acquired Assets of each Seller and the equipment leased by such Seller from third parties who are not relatives or affiliates of the Sellers or the Shareholder for lease by such Seller to its customers (the "Third-Party Equipment") encompass all equipment used by such Seller to generate the income reflected in the financial statements attached as
Exhibit 3.1(d)(ii), and the aggregate total cost to all Sellers to lease such Third-Party Equipment during the fiscal year ended October 31, 1996 and the two-month period ended December 31, 1996 did not exceed $40,000 and $6,000, respectively. Exhibit 3.1(g)(i)(C) lists all Third Party Equipment. No Seller leases any equipment from the Shareholder or any relative or affiliate of any Seller or the Shareholder, except that certain of the Sellers lease from Leasing the Acquired Assets of Leasing. Except for items rented or leased to customers, all of the tangible Acquired Assets of the Sellers are located on the Premises.

                     (ii) Except as set forth on Exhibit 3.1(g)(ii), the Premises are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair and are suitable for the purposes for which they presently are used. No Seller has received notice of violation of any Legal Requirement or Permit relating to its operations or its owned or leased properties.

                     (iii) No party to any lease has repudiated any provision thereof, and there are no disputes, oral agreements or forbearance programs in effect as to any such lease. To the best knowledge of the Sellers and the Shareholder, the Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation thereof and have been occupied, operated and maintained in accordance with applicable Legal

Requirements. The Premises are supplied with utilities and other services necessary for the operation of said Premises.

              (h) Lists of Properties, Contracts and Other Data. Attached as Exhibit 3.1(h)(ii) is a correct and complete list setting forth, as to each Seller, the items identified on Exhibit 3.1(h)(i). True and complete copies of the items referred to in Exhibit 3.1(h)(ii) have been delivered to the Buyer. All such rights, licenses, leases, registrations, Permits, Intellectual Property, applications, contracts, agreements and commitments and other items referred to in Exhibit 3.1(h)(ii) are valid, in full force and effect, enforceable in accordance with their respective terms for the period stated therein, and no party has repudiated any provision thereof and no action or claim is pending or threatened to revoke, modify, terminate or render invalid any of such items. Neither any Seller nor any other party thereto is in breach or default in performance of any of its respective obligations under, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of a party to, any of the foregoing that is continuing unremedied.

              (i) Litigation, Etc. There is no outstanding Order against, nor is there any litigation (except as set forth on Exhibit 3.1(i)), proceeding, arbitration or investigation by any Governmental Authority or other Person pending or threatened against, any Seller, its properties or its business or relating to the transactions contemplated by this Agreement, nor is there any basis for any such action.

              (j) Notes and Accounts Receivable. The notes receivable, if any, and accounts receivable of each Seller reflected on its Latest Balance Sheet, and all notes and accounts receivable arising prior to the Closing Date in existence as of the Closing Date), arose and will arise from bona fide transactions by such Seller in the ordinary course of business, are valid receivables with trade customers subject to no setoffs or counterclaims, and are current and collectible.

              (k) Product Quality, Warranty and Liability. All products and services sold, rented, leased, provided or delivered by each Seller to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and no Seller has any Liability and there is no basis for any Liability for replacement or repair thereof or other damages in connection therewith. No product or service sold, rented, leased, provided or delivered by any Seller to customers on or prior to the Closing is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. No Seller has any Liability and there is no basis for any Liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any product or service sold, rented, leased, provided or delivered by any Seller on or prior to the Closing Date. All product or service liability claims that have been asserted against any Seller since January 1, 1991, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on
Exhibit 3.1(k).

              (l) Insurance. Each Seller has policies of insurance (i) covering risk of loss on its Acquired Assets, (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all, to the best knowledge of the Sellers and the Shareholder, with responsible and financially sound insurance carriers in adequate amounts and in compliance with governmental requirements and in accordance with good industry practice. All such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect until midnight on the Closing Date. Neither any Seller nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of the Sellers and the Shareholder, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date. Each Seller has been covered during the five years prior to the date of this Agreement by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All claims made during such five-year period with respect to any insurance coverage of each Seller, other than those described on Exhibit 3.1(k), are set forth on
Exhibit 3.1(l).

              (m) Compliance with Applicable Laws and Rights. To the best knowledge of the Sellers and the Shareholder, except as set forth on Exhibit 3.1(m), neither any Seller nor any Seller's assets (including its Premises, facilities, machinery and equipment) are in violation of any applicable Legal Requirement or Right. No Seller has received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement or Right, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or is pending or threatened against any Seller alleging any such violation.

              (n) Pension and Employee Benefit Matters. The Buyer will not suffer any Liability or Adverse Consequence from any Seller's administration or termination of any of its Employee Benefit Plans or from any failure of any pre-Closing or post-Closing distribution of benefits to employees of any Seller to be made by such Seller in compliance with all applicable Legal Requirements. The Buyer will have no obligation to employ any employee of any Seller or to continue any Employee Benefit Plan, and will have no Liability under any plan or arrangement maintained by any Seller for the benefit of any employee. Each Seller will remain liable for all costs of employee compensation, including benefits and Taxes relating to employment and employees attributable to periods through the Closing Date, whether reported by the Closing Date or thereafter, and all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with any Seller because of the transactions contemplated by this Agreement and any benefit or excise tax liability or penalty or other costs arising from any failure by any Seller to provide group health plan continuation coverage. Except as set forth on Exhibit 3.1(n), neither any Seller nor any Affiliated Group which includes any Seller (if any) maintains, administers or contributes to, has maintained, administered or contributed to, or has any Liability to contribute to, any Employee Benefit Plan. Exhibit 3.1(n) lists each Employee Benefit Plan that is, or at any time during the past six years was, maintained, administered, contributed to or required to be contributed to by any Seller or any Affiliated Group (if any) which includes or has included any Seller, and the date of termination of each such Employee Benefit Plan (if any) which has been terminated. No Seller has any Liability (and there is no basis for the assertion of any Liability) as a result of any Seller's or any such Affiliated Group's maintenance, administration or termination of, or contribution to, any Employee Benefit Plan. Neither any Seller nor any member of any Affiliated Group (if any) which includes or has included any Seller has ever been required to contribute to any Multiemployer Plan (as defined in ERISA Section 3(37)) nor has incurred any Liability under Title IV of ERISA.

              (o) Employees and Labor. No Seller has received any notice, nor, to the best knowledge of the Sellers and the Shareholder, is there any reason to believe that any executive or key employee of any Seller or any group of employees of any Seller has any plans to terminate his, her or its employment with such Seller. No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Sellers prior to the Closing Date and, if such person becomes an employee of the Buyer, to the affairs of the Buyer after the Closing Date. No Seller will be required to give any notice under the Worker Adjustment and Retraining Notification Act, as amended, or any similar Legal Requirement as a result of this Agreement, the Other Seller Agreements or the transactions contemplated hereby or thereby. No Seller has any labor relations problems or disputes, nor has any Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. No Seller is a party to or bound by any collective bargaining agreement, there is no union or collective bargaining unit at any Seller's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of any Seller.

              (p) Customer and Supplier Relationships. Exhibit 3.1(p)(i) lists, as to the Sellers (in the aggregate), each customer that individually or with its affiliates was, based upon the sales, rental or lease revenues of the Sellers (in the aggregate) during the period consisting of the fiscal years ended October 31, 1993 through October 31, 1996, one of such Seller's 20 largest customers during such period (the "Principal Customers"). Exhibit 3.1(p)(ii) lists, as to the Sellers (in the aggregate), each supplier that individually or with its affiliates was, based upon the purchases of inventory or supplies by the Sellers (in the aggregate) during the period from January 1, 1996 through December 31, 1996, one of such Seller's 10 largest suppliers during such period (the "Principal Suppliers"). Each Seller has good commercial working relationships with its Principal Customers and Principal Suppliers and since November 1, 1994 no Principal Customer has, and since January 1, 1996 no Principal Supplier has, cancelled or otherwise terminated its relationship with such Seller, materially decreased or limited its purchases, rentals or leases from, or inventory or supplies supplied to, such Seller, or threatened to take any such action. The Sellers and the Shareholder have no basis to anticipate any problems with any Seller's customer, supplier or business relationships. No Principal Customer or Principal Supplier has any plans to reduce its purchases, rentals or leases from, or inventory or supplies supplied to, any Seller below levels prevailing since November 1, 1994 with respect to Principal Customers and since January 1, 1996 with respect to Principal Suppliers, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationship of any Seller with any Principal Customer or Principal Supplier prior to the Closing Date or of the Buyer with any Principal Customer or Principal Supplier after the Closing Date.

              (q) Resale Inventory. The resale inventory of each Seller consists of goods which, in the aggregate, are merchantable, are fit for the purposes for which they were procured and are held by such Seller, are usable in the ordinary course of such Seller's business and are not obsolete.

              (r) Condition, Adequacy and Type of Equipment. The rental/lease inventory of each Seller consists of machinery, equipment and other tangible personal property which are merchantable, are fit and suitable for the purpose for which they were procured and are held by such Seller, useable in the ordinary course of such Seller's business and are not obsolete. All of the machinery, equipment and other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) has been well maintained and is in good repair and good operating condition. None of the machinery, equipment or other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) is damaged or defective, no Seller has experienced material problems or deficiencies with respect to its machinery, equipment and other tangible personal property, and, to the best knowledge of the Sellers and the Shareholder, there is no basis to anticipate any such problems or deficiencies.

              (s)    Environmental Matters.

                     (i) Each Seller is conducting and at all times has conducted its business and operations, and has occupied, used and operated the Premises and all other real property and facilities presently or previously owned, occupied, used or operated by such Seller, in compliance with all Environmental Obligations and so as not to give rise to Liability under any Environmental Obligations or to any impact on such Seller's business or activities. The Sellers and the Shareholder do not have any knowledge of pending or proposed changes to any Environmental Obligations which would require any changes in any Seller's Premises, facilities, equipment, operations or procedures or affect any Seller's business or its cost of conducting its business as now conducted.

                     (ii) Except as set forth in the Environmental Study, no conditions, circumstances or activities have existed or currently exist, and neither any Seller nor the Shareholder has engaged in any acts or omissions, with respect to the Premises or any other real properties, facilities or business presently or previously owned, occupied, used or operated by any Seller or any predecessor (including, without limitation, off-site disposal or treatment of Hazardous Materials) which could give rise to any Liability pursuant to any Environmental Obligation. Exhibit 3.1(s)(ii) identifies all real properties and facilities, including the addresses thereof, which have been owned, occupied, used or operated by any Seller or any predecessor at any time on or prior to the date of this Agreement. There are no outstanding, pending or threatened Orders against any Seller or the Shareholder, nor are there any current, pending or threatened investigations of any kind against any Seller or the Shareholder, concerning any Environmental Obligations. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, threatened, pending against or affecting any Seller or the Shareholder at law or in equity with respect to any Environmental Obligations, and neither any Seller nor the Shareholder has knowledge of any existing grounds on which any such action, suit or proceedings might be commenced.

                     (iii) Any chemicals and chemical compounds and mixtures which are included among the assets of any Seller are integral to and required for the conduct of such Seller's business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials. Except as set forth in the environmental studies attached as Exhibit 3.1(s)(iii) (collectively, the "Environmental Study"), no Seller has generated, handled, used, transported or disposed of Hazardous Materials. All waste materials which are generated as part of the business of any Seller are handled, stored, treated and disposed of in accordance with applicable Legal Requirements and Environmental Obligations.

                     (iv) Except as set forth in the Environmental Study, no underground or above ground storage tanks are or have been located on the Premises or any other real properties or any facilities presently or previously owned, occupied, used or operated by any Seller or any predecessor. Except as set forth in the Environmental Study, neither any of the Premises nor any other real properties or facilities presently or previously owned, occupied, used or operated by any Seller or any predecessor has been used at any time as a gasoline service station or any facility for storing, pumping, dispensing or producing gasoline or any other petroleum products (other than such storage, pumping and dispensing of gasoline and oil as is incidental to each Seller's equipment rental/leasing business) or Hazardous Materials. No building or other structure on any of the Premises contains asbestos-containing materials. There are not nor have there been any incinerators, septic tanks, leach fields, cesspools or wells (including without limitation dry, drinking, industrial, agricultural and monitoring wells) on any of the Premises.

              (t) Intellectual Property. Each Seller owns or has the legal right to use and to transfer to the Buyer each item of Intellectual Property required to be identified by it on Exhibit 3.1(h)(ii). The continued operation of the business of each Seller as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the best knowledge of the Sellers and the Shareholder, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Seller or any Intellectual Property included in the Shareholder Property. Neither any Seller nor any owner of any Intellectual Property included in the Shareholder Property has granted any license, sublicense or permission with respect to any Intellectual Property owned or used in any Seller's business.

              (u) Disclosure. None of the documents or information provided to the Buyer by any Seller, the Shareholder or any agent or employee thereof in the course of the Buyer's due diligence investigation and the negotiation of this Agreement and Section 3.1 of this Agreement and the disclosure Exhibits referred to therein, including the financial statements referred to above in
Section 3.1, contain any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact which materially adversely affects the business, prospects, condition, affairs or operations of any Seller or any of its properties or assets which has not been set forth in this Agreement or such Exhibits, including such financial statements.

              Nothing in the disclosure Exhibits referred to in Section 3.1 shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable disclosure Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Sellers and the Shareholder acknowledge and agree that the fact that they have made disclosures pursuant to Section 3.1 or otherwise of matters, or did not have knowledge of matters, which result in Adverse Consequences to the Buyer shall not relieve the Sellers and the Shareholder of their obligation pursuant to Article 7 to indemnify and hold the Buyer harmless from all Adverse Consequences.

       3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and the Shareholder that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

              (a) Organization, Good Standing, Power, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and the Other Buyer Agreements and the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Buyer Agreements, and this Agreement constitutes, and the Other Buyer Agreements will when executed and delivered constitute, the legal, valid and binding obligations of the Buyer, and shall be enforceable in accordance with their respective terms against the Buyer.

              (b) No Violation of Agreements, Etc. The execution, delivery and, if the Closing occurs, performance of this Agreement and the Other Buyer Agreements, and the consummation, if the Closing occurs, of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which the Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Buyer pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which the Buyer is a party or which the Buyer or any of its assets and properties is bound or subject.
Except for notices and consents that will be given or obtained by the Buyer prior to the Closing if the Closing occurs, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.

       3.3. Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 and the Liabilities of the parties with respect thereto shall survive any investigation thereof by the parties and shall survive the Closing for four years, except that (a) the Liabilities of the Sellers and the Shareholder with respect to the representations and warranties set forth in Sections 3.1(f) and 3.1(n) shall survive until expiration of all applicable statutes of limitation and (b) the Liabilities of the Sellers and the Shareholder with respect to the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g), 3.1(s), 3.1(t)
and 3.1(u), and the Liabilities of the Buyer with respect to the representations and warranties set forth in Sections 3.2(a) and 3.2(b), shall survive without termination.

       3.4. Representations as to Knowledge. The representations and warranties contained in Article 3 hereof will in each and every case where an exercise of discretion or a statement to the "best knowledge," "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith after reasonable investigation, with due diligence, to the best efforts of such party and be exercised always in a reasonable manner and within reasonable times.

4. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       4.1. General. Each of the parties will use its best efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in
Section 6) and the other agreements contemplated hereby. Without limiting the foregoing, the Shareholder will, and will cause the Sellers to, give any notices, make any filings and obtain any consents, authorizations or approvals needed to consummate the transactions contemplated by this Agreement.

       4.2. Operation and Preservation of Business. No Seller will, and the Shareholder will not cause or permit any Seller to, engage in any practice, take any action or enter into any transaction outside its ordinary course of business; provided, however, that in no event will any action be taken or fail to be taken or any transaction be entered into which would result in a breach of any representation, warranty or covenant of any Seller or the Shareholder. The Sellers will, and the Shareholder will cause the Sellers to, keep their business and properties, including their current operations, physical facilities, working conditions, and relationships with customers, suppliers, lessors, licensors and employees, intact and, in connection therewith, to continue to purchase new or used equipment necessary to maintain its rental/lease inventory at the level specified in Section 3.1(e)(x).

       4.3. Full Access. The Sellers will permit the Buyer and its agents to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Sellers.

       4.4. Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material development which occurs after the date of this Agreement and affects the business, assets, Liabilities, financial condition, operations, results of operations, future prospects, representations, warranties, covenants or disclosure Exhibits of any Seller. No such written notice, however, will be deemed to amend or supplement any disclosure Exhibit or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

       4.5. Exclusivity. Neither any Seller nor the Shareholder will, and the Shareholder will not cause or permit any Seller to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets of, any Seller (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Neither any Seller nor the Shareholder will vote shares of any Seller's stock in favor of any such transaction. The Sellers and the Shareholder will notify the Buyer immediately if the Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

       4.6. Conveyance of Shareholder Property. Prior to the Closing Date, the Shareholder shall convey, and shall cause each relative or affiliate of the Shareholder or of any Seller to convey, to the applicable Seller, free and clear of any Encumbrance or Tax, all of the Shareholder's and each such relative's or affiliate's right, title and interest to the Shareholder Property.

       4.7. Announcements. Prior to the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that the Buyer may announce the transaction contemplated hereby at the rental industry trade show in January and February, 1997.

       4.8. Bulk Sales Laws. In reliance upon its indemnification rights set forth in Section 7, the Buyer waives compliance by the Seller with the bulk transfer law and any other similar law of any applicable jurisdiction in respect to the transactions contemplated by this Agreement.

5. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

       5.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7).

       5.2. Transition. Neither any Seller nor the Shareholder will take any action at any time that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate of any Seller from establishing or continuing a business relationship with the Buyer after the Closing.

       5.3. Cooperation. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Acquired Assets or any Seller's business, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7).

       5.4. Confidentiality. Each Seller and the Shareholder will treat and hold as confidential all Confidential Information concerning the Buyer, each Seller's business or the Acquired Assets, refrain from using any such Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all of such Confidential Information in its or their possession.

       5.5. Post-Closing Announcements. Following the Closing, neither any Seller nor the Shareholder will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

       5.6. Financial Statements. The Sellers and the Shareholder will, upon request of the Buyer, cooperate with the Buyer to produce such historical and on-going financial statements and audits as the Buyer may request, all at the sole cost and expense of the Buyer.

       5.7. Satisfaction of Liabilities. The Sellers and the Shareholder will pay and perform, as and when due, all Liabilities (other than the Assumed Liabilities) relating to any Seller, the business of any Seller and the Acquired Assets, including, without limitation, all Taxes attributable to the transactions contemplated by this Agreement and all accrued vacation and other accrued employee benefits; provided, however, that accrued vacation and other accrued employee benefits with respect to those persons who are employees of any Seller as of the Closing Date and who become employees of the Buyer effective as of the Closing will be satisfied as set forth in Section 2.3(b). In addition, the Sellers and the Shareholder will pay to the Buyer an amount equal to the portion of the personal property taxes on the Acquired Assets of the Sellers attributable to the period from January 1, 1997 to and including the date on which the Closing occurs (the "Pre-Closing Personal Property Tax Amount"). The Pre-Closing Personal Property Amount payable by the Sellers and the Shareholder will be determined by prorating personal property taxes on the Acquired Assets of the Sellers for 1997 in proportion to the number of days in the year prior to and including the date on which the Closing occurs compared to the number of days in the year remaining after the date on which the Closing occurs. If the actual Pre-Closing Property Tax Amount exceeds the estimated Pre-Closing Property Tax Amount used for purposes of Section 2.3(a), the Sellers and the Shareholder shall pay such excess amount to the Buyer within five days after their receipt of notice from the Buyer stating the amount payable by them and a copy of the invoices from Governmental Authorities relating thereto. If the estimated Pre-Closing Property Tax Amount used for purposes of Section 2.3(a) exceeds the actual Pre-Closing Property Tax Amount, the Buyer shall pay such excess amount to the Sellers within five days of receipt of the invoices from Governmental Authorities relating thereto. The Buyer will pay and perform, as and when due (except to the extent the validity thereof or the liability therefor is being contested by the Buyer), the Assumed Liabilities. Further, the Sellers and the Shareholder, at their expense, promptly will take or cause to be taken any action necessary to remedy any failure of the Premises or the acquired businesses to comply at the Closing Date with any Legal Requirement, upon receipt of notice from the Buyer at any time.

       5.8. Certain Environmental Matters. The Sellers and the Shareholder shall (a) within 45 days of the Closing remove such of the above-ground storage tanks ("ASTs") located on the Premises as are agreed upon by the Buyer and the Seller and construct concrete secondary containment fueling pads relating to any remaining ASTs at a location on each of the applicable Premises and in a design to be determined by the Buyer, in each case in compliance with all applicable Environmental Obligations, and (b) take or cause to be taken, in compliance with all applicable Environmental Obligations, such actions with respect to other environmental matters or Environmental Obligations disclosed in the Environmental Study as are requested by the Buyer in writing to the Seller prior to the Closing, which written request(s) shall be attached hereto as Exhibit 5.8 when given. The Sellers and the Shareholder shall take such actions at their expense. Nothing in this Section 5.8 shall relieve the Sellers or the Shareholder from any obligation or Liability under Section 7 of this Agreement, obligate the Buyer to take any action or impose any Liability on the Buyer.

       5.9. Repurchase of Unpaid Receivables. The Sellers and the Shareholder jointly and severally guarantee that the Closing Accounts Receivable will be fully paid to the Buyer in accordance with their terms at their recorded amounts not later than 120 days from the Closing Date. Upon demand by the Buyer at any time after 120 days from the Closing Date, the Sellers and the Shareholder shall jointly and severally pay to the Buyer the full amount of any unpaid Closing Accounts Receivables which are the subject of such demand. Upon such payment to the Buyer, the Closing Accounts Receivable which are so paid for by the Sellers and the Shareholder shall, without further action of any party, become the property of the Seller that owned such Closing Account Receivable immediately prior to the Closing.

6.     Conditions to Closing.

       6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the purchase of the Acquired Assets and the consummation of the other transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

              (a) each Seller's and the Shareholder's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing and any written notices delivered to the Buyer pursuant to Section 4.5 and the subject matter thereof shall be satisfactory to the Buyer;

              (b) each Seller and the Shareholder shall have performed and complied with all of their covenants hereunder through the Closing;

              (c) each Seller and the Shareholder shall have given all notices and procured all of the third-party consents, authorizations and approvals required to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer;

              (d) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the Acquired Assets of any Seller or to conduct the acquired business, and no such Order shall be in effect;

              (e) there shall have been no adverse change in the Acquired Assets of any Seller or any Seller's business between the date of execution of this Agreement and the Closing;

              (f) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (e) is satisfied in all respects and as to the adoption of resolutions by the board of directors and shareholders of each Seller authorizing the execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby;

              (g) the Buyer shall have completed its due diligence with respect to each Seller, each Seller's business and the Acquired Assets of each Seller with results satisfactory to the Buyer.

              (h) the Other Seller Agreements and documentation necessary to accomplish the conveyance of the specific ownership tax and fee payments made by the Seller prior to the Closing in respect of vehicles and mobile equipment included in the Acquired Assets shall have been executed and delivered by the Sellers and the Shareholder, as applicable;

              (i) each Person having an Encumbrance on any property subject to a Shareholder Lease shall have executed and delivered a nondisturbance agreement relating thereto satisfactory to the Buyer;

              (j) the Buyer shall have received from counsel to the Sellers and the Shareholder an opinion in form and substance as set forth in Exhibit 6.1(j) addressed to the Buyer and its debt and equity financing sources and dated as of the Closing;

              (k) financing necessary for the consummation of the transactions contemplated hereby and the operation of the acquired business shall be available to the Buyer on terms and conditions satisfactory to the Buyer;

              (l) "Phase I" environmental studies of the Premises, and such additional environmental testing as the Buyer shall request, shall have been completed at the Sellers' expense and supplied to the Buyer, and the contents and results thereof shall be satisfactory to the Buyer;

              (m) each Seller shall have delivered to the Buyer possession and control of the Acquired Assets;

              (n) the Sellers and the Shareholder shall have executed and delivered to the Buyer (i) appropriate documentation to transfer to the Buyer record ownership of all registered Intellectual Property and applications therefor and (ii) an amendment to each Seller's articles of incorporation for the purpose of changing its name to a name that does not include the term "Hays Rental & Sales" or "Hays Rental and Sales" or any derivation thereof; and

              (o) the Sellers and the Shareholder shall have delivered, or caused the Sellers to deliver, to the Buyer such other instruments, certificates and documents as are reasonably requested by the Buyer in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 at or prior to the Closing.

       6.2. Conditions to Obligation of the Sellers and the Shareholder. The obligation of the Sellers and the Shareholder to consummate the sale of the Acquired Assets is subject to satisfaction of the following conditions:

              (a) the Buyer's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing;

              (b) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing Date;

              (c) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

              (d) the Other Buyer Agreements shall have been executed and delivered by the Buyer;

              (e) the Sellers and Shareholder shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 6.2(e), addressed to the Sellers and Shareholder and dated as of the Closing; and

              (f) the Buyer shall have paid and deposited the purchase price for the Acquired Assets pursuant to Section 2.3.

The Sellers' Agent may waive any condition specified in this Section 6.2 at or prior to the Closing.

7.     Remedies for Breaches of This Agreement.

       7.1.   Indemnification Provisions for Benefit of the Buyer.

              (a) If any Seller or the Shareholder breaches (or if any Person other than the Buyer alleges facts that, if true, would mean any Seller or the Shareholder has breached) any of the representations or warranties of any Seller or the Shareholder contained herein and the Buyer gives notice thereof to the Sellers' Agent within the Survival Period, or if any Seller or the Shareholder breaches (or if any Person other than the Buyer alleges facts that, if true, would mean any Seller or the Shareholder has breached) any covenants of any Seller or the Shareholder contained herein or any representations, warranties or covenants of any Seller or the Shareholder contained in any Other Seller Agreement and the Buyer gives notice thereof to the Sellers' Agent, then the Sellers and the Shareholder agree to jointly and severally indemnify and hold harmless the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to or caused by any of the foregoing regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In determining whether there has been a breach of any representation or warranty contained in
Section 3.1 and in determining for purposes of the preceding sentence the amount of Adverse Consequences suffered by the Buyer, such representations and warranties shall not be qualified (other than by the references to "material" set forth in Section 3.1(u)) by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. The Sellers and the Shareholder also agree to jointly and severally indemnify and hold harmless the Buyer from and against any Adverse Consequences the Buyer may suffer which result from, arise out of, relate to or are caused by the consummation of the transactions contemplated by this Agreement, whether or not such matter was known or disclosed to the Buyer, was disclosed on any Exhibit hereto or is a matter with respect to which any Seller or the Shareholder did or did not have knowledge, including, without limitation, any act or omission of any Seller, the Shareholder or any predecessor with respect to, or any event or circumstance related to, any Seller's, the Shareholder's or any predecessor's ownership, occupation, use or operation of any of the Acquired Assets, the Excluded Assets or any other assets or properties or the conduct of its or their business, regardless of whether such act, omission, event or circumstance occurred or existed prior to, at or after the Closing Date or whether a claim with respect to such matter was asserted before or is asserted after the Closing Date, any Liability of any Seller or the Shareholder not included in the Assumed Liabilities (including, without limitation, those concerning Hazardous Materials or the failure of any Seller, the Shareholder or any predecessor to comply with any Environmental Obligation or other Legal Requirement), and any Liability resulting from any failure of the parties to comply with any applicable bulk sales or transfer Legal Requirement in connection with the transactions contemplated by this Agreement. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within 30 days of notice of the claim for indemnification from the party claiming indemnification to the party against whom such claim is asserted, the dispute will be resolved by arbitration pursuant to this Agreement.

              (b) Amounts needed to cover any indemnification claims resolved in favor of the Buyer against any Seller or the Shareholder during the Escrow Period will be paid to the Buyer first out of the funds escrowed pursuant to the Escrow Agreement, along with interest from the date of the Closing at the rate applicable to the escrowed funds. The Sellers and the Shareholder will have joint and several Liability for any additional amounts needed to cover such claims, which amounts will be paid directly to the Buyer. At the end of the Escrow Period amounts that may be needed to cover pending indemnification claims made by the Buyer (such amounts to be determined by the Buyer based upon the reasonable exercise of its business judgment) will be retained in the Escrow Account until such claims are resolved, and any excess on deposit therein, including any accrued interest, will be paid to the Sellers. Nothing in this Section 7.1(b) will be construed to limit the Buyer's right to indemnification to amounts on deposit in the Escrow Account. The Buyer and the Sellers' Agent shall jointly give instructions to the Escrow Agent to carry out the intent of this Section 7.1(b). Any disputes concerning the escrowed funds will be settled by arbitration as provided in this Agreement. The Buyer, on the one hand, and the Sellers and the Shareholder jointly and severally, on the other hand, shall each be responsible for one-half of the fees, charges and expenses payable to the Escrow Agent pursuant to paragraph a. of Article 2 of the Escrow Agreement and, except as otherwise determined pursuant to Section 9.11 of this Agreement, one-half of any amounts payable pursuant to paragraph b. of such Article 2.

       7.2. Indemnification Provisions for Benefit of the Sellers and the Shareholder. If the Buyer breaches (or if any Person other than any Seller or the Shareholder alleges facts that, if true, would mean the Buyer has breached) any of its representations or warranties contained herein and the Sellers' Agent gives notice of a claim for indemnification against the Buyer within the Survival Period, or if the Buyer breaches (or if any Person other than any Seller or the Shareholder alleges facts that, if true, would mean the Buyer has breached) any of its covenants contained herein or any of its representations, warranties or covenants contained in any Other Buyer Agreement and the Sellers' Agent gives notice thereof to the Buyer, then the Buyer agrees to indemnify and hold harmless the Sellers and the Shareholder from and against any Adverse Consequences the Sellers and the Shareholder may suffer which result from, arise out of, relate to, or are caused by the breach or alleged breach, regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In determining whether there has been a breach of any representation or warranty contained in Section 3.2 and in determining the amount of Adverse Consequences suffered by the Buyer for purposes of this Section, such representations and warranties shall not be qualified by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within 30 days of notice of the claim for indemnification from the party claiming indemnification to the party against whom such claim is asserted, the dispute will be resolved by arbitration pursuant to this Agreement.

       7.3.   Matters Involving Third Parties.

              (a) If any Person not a party to this Agreement (including, without limitation, any Governmental Authority) notifies any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within 15 days after receiving such notice. No delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume control of the defense or settlement of any Third Party Claim in the manner described above, it will be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

              (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Section 7.

       7.4. Right of Offset. The Buyer will have the right to offset any Adverse Consequences it may suffer against any amounts payable pursuant to this Agreement or any Other Seller Agreement to any Seller, the Shareholder or any relative or affiliate of any Seller or the Shareholder at or after the Closing.

       7.5. Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have.

8.     Termination.

       8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

              (a) the Buyer and the Sellers' Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (b) the Buyer may terminate this Agreement by giving written notice to the Sellers' Agent at any time prior to the Closing (i) in the event any Sellers or the Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material way, the Buyer has notified the Sellers' Agent of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before March 15, 1997 because of the failure of any condition precedent to the Buyer's obligations to consummate the Closing (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement in any material way); or

              (c) the Sellers' Agent may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material way, the Sellers' Agent has notified the Buyer of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before March 15, 1997 because of the failure of any condition precedent to the Sellers' and the Shareholder's obligations to consummate the Closing (unless the failure results primarily from any Seller or the Shareholder breaching any representation, warranty or covenant contained in this Agreement in any material way).

       8.2. Effect of Termination. The termination of this Agreement by a party pursuant to Section 8.1 will in no way limit any obligation or liability of any other party based on or arising from a breach or default by such other party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, and the terminating party will be entitled to seek all relief to which it is entitled under applicable law.

       8.3. Confidentiality. If this Agreement is terminated, each party will treat and hold as confidential all Confidential Information concerning the other parties which it acquired from such other parties in connection with this Agreement and the transactions contemplated hereby.

9.     Miscellaneous.

       9.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

       9.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

       9.3. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither any Seller nor the Shareholder may assign this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the Buyer. The Buyer may assign its rights and obligations hereunder as permitted by law, including, without limitation, to any debt or equity financing source.

       9.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

       9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

       9.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, telecopy or facsimile, and addressed to the intended recipient as set forth below:

       If to any Seller or
       the Shareholder:               Copy to:

       Addressed to the               Compton, Prewett, Thomas & Hickey P.A.
       Sellers' Agent at:             P.O. Box 1917
                                      423 North Washington Avenue
       John H. Hays                   El Dorado, Arkansas 71731-1917
       2700 James Blvd.               Attn:  Floyd M. Thomas, Jr., Esq.
       El Dorado, Arkansas 71730      Telecopy:  (501) 862-7228
       Telecopy: (___) ___-____

       If to the Buyer:               Copy to:

       RentX Industries, Inc.         Sherman & Howard L.L.C.
       1522 Blake Street              633 Seventeenth Street, Suite 3000
       Denver, Colorado  80202        Denver, Colorado  80202
       Attn: Richard M. Tyler         Attn:  B. Scott Pullara
       Telecopy:  (303) 620-9016      Telecopy:  (303) 298-0940

Notices will be deemed given three days after mailing if sent by certified mail, when delivered if sent by courier, and upon receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

       9.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

       9.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by the Buyer and the Sellers' Agent. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

       9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       9.10. Expenses. Except as otherwise provided in Section 8.2, (a) the Buyer shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby and (b) the Sellers and the Shareholder will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses, all fees, commissions, expenses and other amounts payable to any broker, finder or agent and the costs of any environmental study and additional environmental testing contemplated by Section 6.1) incurred by the Sellers or the Shareholder either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

       9.11. Arbitration. Any disputes arising under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, will be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association under the authority of federal and state arbitration statutes, and shall not be the subject of litigation in any forum. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. The arbitration will be conducted only in Denver, Colorado, before a single arbitrator selected by the parties or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by the Buyer, one selected by the Sellers' Agent and the third selected by the other two arbitrators. The arbitrators shall have full authority to order specific performance and award damages and other relief available under this Agreement or applicable law, but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrators will be final and binding, and judgment on the award by the arbitrators may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party or parties in any such arbitration or in any action to enforce this Agreement will be entitled to all reasonable costs and expenses, including fees and expenses of the arbitrators and attorneys, incurred in connection therewith.

       9.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

       9.13. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

       9.14. Sellers' and Shareholder's Agent. Each Seller and the Shareholder hereby authorize and appoint the Sellers' Agent to act as its, his or her exclusive agent and attorney-in-fact to act on behalf of each of them with respect to all matters which are the subject of this Agreement, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given hereunder and (b) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, (i) any claims which any Seller or the Shareholder may assert, or have the right to assert, against the Buyer, or (ii) any claims which the Buyer may assert, or have the right to assert, against any Seller or the Shareholder. The Sellers' Agent hereby accepts such authorization and appointment. Upon the receipt of written evidence satisfactory to the Buyer to the effect that the Sellers' Agent has been substituted as agent of the Sellers and the Shareholder by reason of his death, disability or resignation, the Buyer shall be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Sellers' Agent with respect to the matters covered by this Section
9.14. Neither any Seller nor the Shareholder shall act with respect to any of the matters which are the subject of this Agreement except through the Sellers' Agent. The Sellers and the Shareholder acknowledge and agree that the Buyer may deal exclusively with the Sellers' Agent in respect of such matters, that the enforceability of this Section 9.14 is material to the Buyer, and that the Buyer has relied upon the enforceability of this Section 9.14 in entering into this Agreement.



               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           BUYER:

                                           RENTX INDUSTRIES, INC.


                                           By: /s/ JEFFREY N. MACDOWELL
                                              ----------------------------------
                                           Name: JEFFREY N. MACDOWELL
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------


                                           SELLERS:

                                           HAYS RENTAL & SALES OF EL DORADO,
                                           INC.


                                           By: /s/ JOHN H. HAYS
                                              ----------------------------------
                                           Name:  John H. Hays
                                           Title:  President

                                           HAYS RENTAL & SALES OF HOT SPRINGS,
                                           INC.


                                           By: /s/ JOHN H. HAYS
                                              ----------------------------------
                                           Name:  John H. Hays
                                           Title:  President

                                           HAYS RENTAL & SALES OF MAGNOLIA, INC.



                                           By: /s/ JOHN H. HAYS
                                              ----------------------------------
                                           Name:  John H. Hays
                                           Title:  President

                                           HAYS RENTAL & SALES OF CAMDEN, INC.



                                           By: /s/ JOHN H. HAYS
                                              ----------------------------------
                                           Name:  John H. Hays
                                           Title:  President


                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT.]

                                           HAYS RENTAL & SALES OF ARKADELPHIA,
                                           INC.



                                           By: /s/ JOHN H. HAYS
                                              ----------------------------------
                                           Name:  John H. Hays
                                           Title:  President

                                           HAYS LEASING, INC.



                                           By: /s/ JOHN H. HAYS
                                              ----------------------------------
                                           Name:  John H. Hays
                                           Title:  President


                                           SHAREHOLDER:



                                            /s/ JOHN H. HAYS
                                           -------------------------------------
                                           John H. Hays





                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT.]